Exhibit 99.1

         AEHR TEST SYSTEMS REPORTS FIRST QUARTER RESULTS FOR FISCAL 2006

    FREMONT, Calif., Sept. 27 /PRNewswire-FirstCall/ -- Aehr Test Systems (Nasdaq: AEHR), a leading supplier of semiconductor test and burn-in equipment, today announced financial results for the first quarter of fiscal 2006 ended August 31, 2005.

    Net sales were $4.6 million in the first quarter of fiscal 2006, compared with $5.9 million in the first quarter of fiscal 2005, and up approximately 42% from $3.3 million in the fourth quarter of fiscal 2005. The Company's net loss improved to $244,000, or $0.03 per diluted share, in the first quarter of fiscal 2006, compared with a net loss of $1.3 million, or $0.18 per diluted share, in the same period of the prior year, and $1.7 million, or $0.23 per diluted share, in the fourth quarter of 2005.

    "We're very pleased to have started the fiscal year on a strong note," said Rhea Posedel, chairman and chief executive officer of Aehr Test Systems. "As anticipated, net sales grew significantly on a sequential basis and we substantially narrowed our losses. Bookings during the quarter were the highest we've seen in several years, and ongoing quote activity remains strong from both new and existing customers. While it's too early to signal a long-term trend in our business, we are very encouraged by this recent activity.

    "During the first quarter, we announced that a leading memory manufacturer placed $3 million in follow-on orders for our MTX-Fp+ parallel test systems. After quarter-end, we announced follow-on orders for our MAX logic burn-in systems from a major, U.S.-based IC manufacturer totaling approximately $5 million. Another significant highlight is that we received an order from a leading DRAM manufacturer to demonstrate full wafer-level burn-in and test of 300 mm DRAM wafers," said Mr. Posedel. "We remain upbeat for the current fiscal year, and believe that Aehr Test has built a broad and innovative line of burn-in and testing products that is successfully addressing new market opportunities."

    At August 31, 2005, cash, short-term investments and long-term investments were $6.3 million, compared to $9.2 million at the end of fiscal 2005. Aehr Test ended the first quarter of fiscal 2006 with no outstanding debt and shareholders' equity of $17.2 million, or $2.30 per diluted share.

    "Based on recent strong bookings and continuing interest in Aehr Test's products, we expect second quarter fiscal 2006 net sales to be significantly higher than those in the quarter just reported, and we expect to be profitable in the second quarter," said Gary Larson, vice president and chief financial officer of Aehr Test Systems. "We also remain on track for a considerable increase in net sales for fiscal 2006, versus fiscal 2005."

    Management Conference Call
    Management of Aehr Test will host a conference call and webcast today, Tuesday, September 27, 2005 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the Company's first quarter fiscal 2006 operating results. The conference call will be accessible live via the Internet at www.aehr.com. Please go to the website at least 15 minutes before start time to register, download and install any necessary audio software. A replay of the webcast will be available at www.aehr.com for 90 days.

    About Aehr Test Systems
    Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAM and logic integrated circuits and has an installed base of more than 2,500 systems worldwide. Aehr Test has developed and introduced several innovative products, including the FOX MTX, MAX3 and MAX4 systems, and the DiePak(R) carrier. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

    Safe Harbor Statement
    This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding customer demand and acceptance of Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include, without limitation, acceptance by customers of the Aehr Test's technologies, acceptance by customers of the systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described. See Aehr Test's recent 10-K and 10-Q reports and other reports from time to time filed with the Securities and Exchange Commission (SEC) for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

     At Financial Relations Board
     Amy Cozamanis                      Laurie Berman
     Investor/Analyst Contact           General Inquiries
     (310) 854-8314                     (310) 854-8315

                       AEHR TEST SYSTEMS AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                     Three Months Ended
                                                         August 31,
                                                        (Unaudited)
                                                 -------------------------
                                                     2005         2004
                                                 -----------   -----------
Net sales                                        $     4,646   $     5,936
Cost of sales                                          2,458         4,869
Gross profit                                           2,188         1,067

Operating expenses:
  Selling, general and administrative                  1,452         1,432
  Research and development                             1,034         1,025
    Total operating expenses                           2,486         2,457

    Loss from operations                                (298)       (1,390)

Interest income                                           46            24
Other income, net                                         --            24

    Loss before income taxes                            (252)       (1,342)

Income tax benefit                                        (8)          (18)

    Net loss                                     $      (244)  $    (1,324)

Net loss per share
    Basic                                        $     (0.03)  $     (0.18)
    Diluted                                      $     (0.03)  $     (0.18)

                       AEHR TEST SYSTEMS AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                      (in thousands, except per share data)

                                                  August 31,       May 31,
                                                     2005           2005
                                                 ------------   ------------
                                                  (Unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                      $      3,983   $      4,952
  Short-term investments                                2,341          3,813
  Accounts receivable                                   4,628          2,537
  Inventories                                           7,815          7,140
  Prepaid expenses and other                              433            585
    Total current assets                               19,200         19,027

Property and equipment, net                             1,381          1,232
Long-term investments                                       0            409
Goodwill                                                  274            274
Other assets, net                                         526            527
    Total assets                                 $     21,381   $     21,469

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                               $      1,222   $      1,050
  Accrued expenses                                      1,782          1,943
  Deferred revenue                                        835            692
    Total current liabilities                           3,839          3,685

Deferred revenue                                           20             21
Deferred lease commitment                                 309            311
    Total liabilities                                   4,168          4,017

Shareholders' equity:
Common stock, $0.01 par value outstanding:
 7,482 and 7,482 shares at August 31, 2005
 and May 31, 2005, respectively                            75             75
Additional paid-in capital                             37,568         37,568
Accumulated other comprehensive income                  1,255          1,250
Accumulated deficit                                   (21,685)       (21,441)
    Total shareholders' equity                         17,213         17,452

    Total liabilities and shareholders' equity   $     21,381   $     21,469

SOURCE  Aehr Test Systems
    -0-                             09/27/2005
    /CONTACT: Investors/Analysts, Amy Cozamanis, +1-310-854-8314, or General Inquiries, Laurie Berman, +1-310-854-8315, both of Financial Relations Board, for Aehr Test Systems/
    /Web site:  http://www.aehr.com /